EXHIBIT 10.6

DOCUMENTATION SUPPORTING
RESPONSE ACTION OUTCOME
Fuel Oil and Trichloroethene in Groundwater
580 Winter Street, Waltham, Massachusetts
DEP Site No. 3-2117

Prepared For:

WASA Management
30 Federal Street, 6th Floor
Boston, Massachusetts

Submitted To:

Massachusetts Department of Environmental Protection
Northeast Region
10 Commerce Way
Woburn, Massachusetts

Prepared By:

Environmental Science Services
49 Walnut Park, Building 3
Wellesley Hills, Massachusetts

ESS Project No. W028

October 2, 1995

Environmental Science Services An Equal Opportunity Employer 49 Walnut
Park, Building No. 3, Wellesley Hills, Massachusetts 02181 (617) 43 1-0500 Fax
(617) 431-7434

DOCUMENTATION SUPPORTING
RESPONSE ACTION OUTCOME
Fuel Oil and Trichloroethene in Groundwater
580 Winter Street, Waltham, Massachusetts
DEP Site No. 3-2117

1.0 INTRODUCTION

This document presents information, an evaluation, and conclusions in support of a Response Action Outcome (RAO) Statement for the property located at
580 Winter Street, Waltham, Massachusetts (the Site). This document and the included RAO forms address the presence of fuel oil and trichloroethene detected in groundwater on a portion of the Site.

A LSP Evaluation Opinion by Environmental Science Services (ESS) dated
June 17, 1994 concluded that the site presents no significant risk to its occupants, the surrounding properties, or the City of Cambridge water supply based on the existing levels of groundwater contamination at the Site and a reporting category for groundwater at the site of RCGW-2. Subsequent review of this document by DEP in a memorandum dated May 16, 1995 stated that the reporting category for groundwater at the Site should be RCGW-1 based on its proximity to the Cambridge Reservoir. This review noted that the residual concentrations of fuel oil and trichloroethene exceed the RCGW-1 Standards. Therefore, the LSP Evaluation Opinion was not an appropriate end point for the evaluation of this Site, and a risk characterization is required.

This document presents an opinion that, despite the RCGW-1 designation affirmed in DEP's communication, the groundwater should not be classified as GW-1 for the purposes of risk characterization. This opinion is supported by our interpretation of the particular hydrogeologic conditions at the Site.

This document describes:

-       the location and nature of the releases;
-       the assessment of residual-conditions; and
-       a risk characterization based upon the results of the assessment work.

A Class B-2 RAO has been designated for the Site based on the following conclusions:

1)      A level of "no significant risk" exists.

2)      No remediation was undertaken at the Site.

3) Residual concentrations of fuel oil and several solvents exceed background levels.

Also included with this documentation is a completed copy of the Response Action Outcome Statement and Downgradient Property Status Transmittal Form (BWSC-104).

2.0 DESCRIPTION OF THE SITE

The Site is located in the industrial park near the 'intersection of Winter Street and Route 128 in Waltham, Massachusetts. The building is on the southwest comer of the intersection of Winter Street and First Avenue. The larger parking lot abuts West Street and is southwest of the building lot.
The
building is surrounded on the east, west, and south by other commercial and industrial proper-ties. Across Winter Street to the north is the Cambridge Reservoir, a primary storage reservoir serving the public water supply of the City of Cambridge. A locus map and site plan map are attached as Figures I and 2, respectively.

3.0 HISTORY OF RELEASE

The initial site investigation was conducted by Goldberg-Zoino &
Associates, Inc. (GZA) with their report dated January 1989. A follow up effort was conducted by Certified Engineering and Testing (CET) with their report dated
May 1989. The sampling by these firms in December 1988 and March 1989 detected low levels of chlorinated solvents, such as trichloroethene, as well as total petroleum hydrocarbons (TPH). The Site was subsequently reported to the Massachusetts Department of Environmental Protection (DEP). No specific source was identified for the solvents, whereas the TPH contamination was attributed to small overfills of a former underground fuel oil tank, found to be intact on removal.

A Preliminary Environmental Assessment and Limited Subsurface
Investigation was completed by ESS in April 1993. This included analysis of groundwater samples collected in December 1992 from the four existing accessible monitoring wells on the property. ESS concluded that there was no visual evidence of a release or a significant threat of a release of oil or hazardous material to the property. However, analysis of the groundwater samples detected low levels of volatile organic compounds (VOCs). A summary of all available analytical results for groundwater is attached as Table 1.

4.0 GROUNDWATER CLASSIFICATION

The subject Site was located on the 7.5- by 7.5-minute Concord quadrangle of the Massachusetts Geographical Information System (MASSGIS) maps at the DEP Northeast Region office in Woburn, Massachusetts. According to that map, there are no wells or pumping stations for public water supply within a radius of at least 1 mile from the subject Site. The building on the property is approximately 325 feet from the southern edge of the Cambridge Reservoir, and 1,500 feet from the ghettoize which regulates the reservoir's outlet into Hobs Brook, but there is no protected zone designation associated with the Cambridge
Reservoir noted on the

MASSGIS maps in this area. According to the maps entitled "Hydrology and Water Resources of the Charles River Basin, Massachusetts," published by the USGS, the subject property is not underlain by any aquifer that is favorable for development of water supply wells.

In accordance with 3 1 0 CMR 40.0932, and based on the proximity of the Site to the Cambridge Reservoir, the Site is in the Zone A of a Class A Surface
Water Body. As stated in DEP's memorandum of May 16, 1995, this condition requires classification of Site groundwater as RCGW-1 for reporting purposes. However, for the purposes of Risk Characterization, ESS believes that the appropriate classification of the groundwater at the Site is GW-2 and GW-3, based on its particular hydrogeologic setting. The following discussion on this topic is based on three sources of information: the USGS Topographic Map for the
Maynard Quadrangle, the GZA environmental site assessment of the Site dated January 5, 1989, and the CET environmental site assessment for the Site dated May 9, 1989.

Although this Site is within 400 feet of a Class A Surface Water Body, the water body in question is a dammed reservoir, and, based on the topography as depicted in the USGS Maynard Quadrangle, the Site is located on the regionally downgradient side of the dam. Surface water bodies typically gain part of their recharge from inflowing groundwater. However, along a certain portion (along the regionally downgradient side) of the perimeter of water bodies, groundwater is often recharged from surface water, flowing away from the water body. This is more consistently and predictably the case for dammed water bodies, where surface water is artificially maintained above its natural elevation.

In this case, two observations support the conclusion that the Site is located in such a zone, and that groundwater beneath the Site flows to the more distant Hobbs Brook 'rather than the Cambridge Reservoir. The first observation is that relative groundwater elevations at the Site, as measured on two occasions (December 1989 and May 1989), show groundwater flow in a southerly direction, away from the reservoir. The second observation is that estimated absolute groundwater elevations at the Site are below the elevation of the water surface of the reservoir, as depicted on the USGS Topographic map. ESS estimated the absolute groundwater elevations (above MSL) at the Site based on the topographic contours provided on the USGS Quadrangle map. The average elevation of the four monitoring wells GZA-1, GZA-2, GZA-3 and MW-103 was assumed to be 177.1 feet. The elevation of each individual well was then estimated based on the difference from average as determined from the relative elevation survey provided by CET. Groundwater elevations were then computed for the four wells based on measured depth to water on two separate occasions. These elevations can be directly compared with the elevation of the water surface of the reservoir. These data are summarized in Table 2.

Whereas the elevation of the reservoir surface is 172.2 feet above MSL, the groundwater elevations at the Site are between 161.78 and 163.51 ft, with the exception of one measurement in well MW-103 of 169.6. Groundwater elevations at the Site are therefore generally about 10 feet below the elevation of the reservoir surface as reported on the USGS Quadrangle map. In the case of MW-103, in which groundwater is 2.6 feet below the elevation of the reservoir, two points need to be considered. First, this well is the closest to the reservoir of all the wells at the Site, and second, this well is installed directly above the shallow refusal depth of 10 feet.
It
is possible that the groundwater elevation in this well reflects a local condition. In any case, the data indicates a hydraulic gradient away from the reservoir.

For groundwater elevations across the Site to rise above the level of the reservoir, the reservoir level would have to drop as much as 10 feet. The drought conditions that would cause this condition would of course also cause groundwater levels at the Site to drop as well, making it unlikely that the flow in this region would reverse for any significant length of time. Even so, based on reasonable and conservative estimates of hydraulic conductivity and porosity, the hypothetical travel times for transport of pollutants from the Site to the reservoir can be computed. Assuming a hydraulic conductivity of 100 feet per day and a porosity of 0.3, the reservoir would have to drop 15 feet without the groundwater dropping at all and stay this way for 60 days for groundwater at the
Site to reach the reservoir. This scenario is not within the realm of possibility. It is more likely that groundwater levels at the Site would drop along with the reservoir level, increasing the travel time to the reservoir to the order of years, long enough that seasonal increases in reservoir level would return the gradient to its average direction long before any contaminant migrating in groundwater could reach the reservoir.

Table 2. Estimated Groundwater Elevations

Well    Estimated    GZA (12/88)       Groundwater  CET (5/89)     Groundwater
        Elevation    depth-to-water    elevation    depth-to-water elevation
GZA-1   177.11       14.02             163.09       13.208         163.9
GZA-2   176.64       14.2              162.44       13.125         163.51
GZA-3   178.68       16.9              161.78       15.438         163.24
MW-103  175.52       well not installed             5.917          169.6

These observations indicate that either: 1) a groundwater divide exists between the reservoir and the Site, or 2) that the southern shore of the reservoir is located in the zone where surface water recharges groundwater, and groundwater flow between the reservoir and the Site is generally towards the Site. In either case, groundwater quality at the Site should have no significant impact on water quality in the reservoir, and therefore should not be classified as GW-1. This opinion is based on logic parallel to that appearing in 310 CMR 40.0932(5), which allows for exceptions to the GW-1 classification to be made based on local hydrogeologic conditions in the case of groundwater resources. Specifically, the exceptions are made relative to groundwater resources when a lack of hydrogeologic connection between the site and the resource area is shown or the regulated boundaries of a resource area are shown to be inaccurate based on site-specific data. Although these provisions are not explicitly granted in the case of surface water resources, ESS believes that both of these conditions apply to this Site, and concludes that the applicable groundwater standard for this Site should be GW-2 and GW-3.

5.0     RISK CHARACTERIZATION

A Method 1 risk characterization has been performed in accordance with 310 CMR 40.0970 and 40.0980 of the Massachusetts Contingency Plan (MCP). This characterization is made based on the residual concentration of several solvents and TPH existing in areas classified as GW-2 and GW-3, as described above.

5.1     Exposure Point Concentrations

Exposure point concentrations (EPCs) have been calculated for the various solvents detected at the Site as the maximum concentration detected in any well over the period of investigation. These concentrations, along with the relevant GW-2 and GW-3 standards, are provided in Table 3.

Table 3.
Maximum Concentrations of TPH and Solvents Detected in Groundwater at the Site
and Relevant GW-2/GW-3 Standards
Compound             Maximum        Consultant      Well   Method 1,  Method 1,
                     Concentration  Date                   GW-2 Limit GW-3 Limit
                     (ppb)

Total Petroleum      6000           Certified 3/89  MW-103    NA       50,000
Hydrocarbons (TPH)

Chlorobenzene        48             ESS 11/92       GZA-1     1,000      500

1,1,1-Trichloroethane14             ESS 11192       GZA-3A    4,000    50,000

Trichlorethene       55             Certified 3/89  MW-101     300     20,000

Ethyl Benzene        16             Certified 3/89  GZA-1     30,000    4,000

Total Xylenes        6.9            Certified 3/89  GZA-1      6,000    50,000

1,3-Dichlorobenzene  9.9            Certified 3/89  GZA-1      10,000    8,000

Trichlorofluoro      58             Certified 3/89  GZA-3A     NSA       NSA
Methane

1,1-Dichloroethane   Trace (5)      Certified3/89   GZA-2,3    9,000    50,000

cis- 1,2-            Trace (5)       Certified 3/89  GZA-3A     NA      50,000
Dichloroethylene

Tetrachloroethylene  Trace (5)       Certified 3/89  MW-101     3,000    5,000

Total 1,2-           8.9             GZA 12/88       GZA-2      NA       50,000
Dichloroethenes

Notes:
>       GZA's screening analysis was not per-formed by an EPA test method.
>       NT = Not tested for or well not sampleable (e.g., well not yet installed [MW-103] or covered over with budding [MW-1011).
>       NSA No standard available
>       Trace probable presence below detection limit (detection limit)

Potential Receptors and Migratory Pathways

As part of this risk characterization, ESS has considered what potential receptors and migratory pathways exist at the Site. The dissolved solvent and TPH concentrations are not large enough to pose a threat to air quality. The Site is not functionally located in a GW-l area, and the nearest known water supply wells are located over I mile from the Site. The Cambridge Reservoir, located 325 feet north of the Site, is upgradient. A wetland south of the Site, the likely discharge point for groundwater flowing under the Site, is located approximately 2,000 feet downgradient. Hobbs Brook, which probably receives recharge from water flowing through the wetland, is the eventual receptor of groundwater flowing through the Site. However, during the considerable travel time between the site and the brook, the low levels of organic compounds present will be most likely be greatly diminished due to sorption, biodegradation, and volatilization.

5.3     Risk Characterization

Based on a comparison of the maximum concentrations of all compounds detected at the Site to below the applicable Method 1 GW-2/3 standards, ESS concludes that no significant risk is posed by the presence of residual contamination at this Site.

6.0 RAO OPINION

After reviewing laboratory data from assessments conducted at the Site, ESS has reached the following conclusions:

     dissolved concentrations of various solvents and TPH are below GW-2/3 standards;
the contaminants detected in groundwater at the Site will not pose a significant risk of harm to health, public welfare or the environment; and the Site meets the requirements for a Class B-1 RAO.


MAP SHOWING LOCATION OF PREMISES IN CLOSE PROXIMITY TO RESERVOIR.

SITE SKETCH OF PREMISES DEPICTING THE LOCATION OF THE VARIOUS MONITORING WELL SITES.

TABLE 1 RESULTS OF GROUNDWATER ANALYSIS

Table of results of Groundwater Analysis Samples of Various Well Test Sites taken by various enviornmental engineers from 1988 through 1993. Tests were done in 1988, 1989, 1992 and 1993. Not all wells were tested each year. The test well showing the level of total petroleum hydrocarbon level and the test well showing the trichloroethene level which levels the Massachusetts Department of Environmental Protection indicated exceeded the public drinking water standard (GW-1) have not been tested since 1989. The summary of all of these test results at their highest levels of detection appears in Section 5.1 (of this Exhibit 10.6) as "Table 3 Maximum Concentrations of TPH and Solvents Detected in Groundwater at the Site and Relevant GW-2/GW-3 Standards."